Dehler

Dehler North America, Ltd

 2129 5 Canal St., Chicago, IL 60616

 773.843.2497, fax 773.843.2670

dehler@dehler.us

DehlerDirect Yacht Listing Agreement

THIS AGREEMENT is mode this 22nd day of  March, 2005 by and between Dehler North America, Ltd (hereinafter known as "DNA", and:

Z Yachts, LLC

Whose address is :

3598 Old Milton Pkwy

Alpharetta GA 30005

(hereinafter known as the “BROKER”)

WITNESSETH:

Whereas DNA is engaged in the North American distribution, marketing and sale of Dehler Yachts, and whereas, the Broker is desirous of offering Dehler Yachts for sale to their existing and future clientele (hereinafter known as the "BUYER"). It is mutually agreed by DNA and the Broker as follows:

1. Right to Represent.

 The Broker shall hereby have the right to represent Dehler Yachts and to place orders for new Dehler Yachts on behalf of the Buyer. It is agreed that the Broker shall display and distribute information about Dehler Yachts in the following manner:

(a)

Online, in the form of industry accepted "listing materials" which may include photographs, specifications, drawings and other images as provided by DNA. The Broker may create hypothetical inventories and pricing for any unbuilt Dehler Yachts, and agrees to make note of such hypothetical nature within the body of the written inventory. The Broker may recreate listing details and information for completed new or preowned Dehler Yachts as owned by DNA. DNA agrees to keep the Broker advised of the sale status of these Yachts at all times.

(b)

Via Regional Boat Shows, in the form of printed and/or video listing materials following the guidelines referred to above. The Broker agrees to advise DNA of the proposed show schedule in advance of said show. DNA reserves the right to request that the Broker avoid representing Dehler Yachts at a particular show for any reason.

(c)

During Boat Shows in which DNA is participating directly, with or without a physical boat on display, the Broker may arrange for individual sales staff to work in accord with DNA. Such arrangements shall remain flexible and discussed prior to the show.

2. Exclusivity.

 It is expressly understood that the Broker's right to represent the Buyer in the purchase of Dehler Yachts does not imply that the Broker is on "Authorized Agent" for Dehler Yachts, and is not guaranteed exclusive sales rights to any particular territory. It is understood that DNA and/or other brokers may also represent the sale of Dehler Yachts within the Broker's home city(ies) or region(s). As such, any use of the Dehler logo shall be in the form of printed or digital materials as created or authorized by DNA. The Broker may elect to become an Authorized Agent at a mutually agreeable future date, the terms of which shall be determined at such time.

3. Commission Structure.

The Broker shall be entitled to a sales commission of ten percent (10%) of the purchase price of the yacht, to be paid in two payments, the first in accordance with the first progressive payment (as highlighted in Paragraph below) and the second of which shall not extend beyond the final date of closing.

4. Lead Generations Marketing Support & Action.    The Broker and DNA mutually agree to exert appropriate effort to market, sell and support Dehler Yachts and the Buyers thereof:

(a)

The Broker agrees to log and track any soles leads generated through his marketing efforts, and to register any interested parties at a mutually agreeable time interval, or as required of the particular situation, to determine further actions required.

(b)

DNA agrees to maintain similar records and to connect the Broker's name with the prospective Buyer, should a sale result, and to provide the tools and information required of the Broker and Buyer to affect a sale.

(c)

The DNA showspace in Chicago, Illinois shall be made available to the Broker at any mutually agreeable time, for the purpose of introducing clients to Dehler Yachts. It is understood that the number and variety of Dehler Yachts available for inspection will vary.

(d)

Although every effort will be mode to protect the Broker's right to the total soles commission as discussed in Paragraph 3, both parties further agree that an unforeseen event or situation may occur wherein the total sales commission must be split in a mutually agreeable manner between these and/or other parties.

5. Terms of Purchase.

(a)

The Broker must provide a written purchase agreement based upon the published online pricing. Such purchase order shall be issued in accord with reasonable purchase order guidelines Purchase orders are subject to acceptance by DNA at DNA's place of business in Chicago, Illinois.

(b)

The Dehler factory and/or DNA reserve the right to change it's and/or standard specifications and pricing at any time. DNA agrees to advise the Broker of any such changes as they occur.

(c)

Dehler Yachts are built on a system of progressive payments, according to the following schedule:

Earnest money deposit - Ten percent (10%) at the time of order.

Progressive Payment #1 - Twenty percent (20%) when a hull number is issued (approximately six weeks before the start of production).

Progressive Payment #2 - Forty Percent (40%) when the hull and deck are joined.

Progressive Payment #3 - Twenty Percent (20%) upon completion in Freienohl, Germony.

Closing Payment - Ten Percent (10%) upon arrival in North America.

(d)

DNA will invoice the Buyer for the above payments as DNA is invoiced for there by the factory. It is the Broker's responsibility to assure the Buyer has acquired adequate financing before the start of production.

(e)

Dehler Yachts are priced FOB the Port of Entry on the eastern seaboard of the United States, and sold with all import duties paid. Further sales and/or use taxes are the responsibility of the Owner or his Agent..

6. Warranty.

DNA warrants the Dehler Yachts in accordance with the limited warranty document that accompanies each Dehler Yacht. The foregoing warranty is in lieu of all other warranties, express or implied, including without limitation any implied warranty of merchantability or fitness for a particular purpose. Neither party shall be liable or deemed to be in default for delay or failure in performance hereunder resulting from any cause beyond the reasonable control of such party (Force Mojeure)_ DNA shall be indemnified by the Broker for any claims, liabilities or losses incurred by DNA and caused by the Broker's activities related to the sale of Dehler Yachts.

7. Trademarks.

 The Broker and DNA agree that the Broker has not received any written or oral grant of a license to use any trade name, trademark, service mark, or related right of DNA or Dehler Yachts (hereinafter coiled "Marks") for the Broker's business_ All such Marks are to be identified solely with the DNA yachts offered for sale by the Broker The Broker acknowledges that all rights to the Marks remain exclusively with DNA. The Broker agrees to respect such Marks and not remove them or attempt to disassociate them from the Dehler Yachts.

8. Term of Agreement.

 This Agreement shall remain in force for one (1) year from the date set forth above, and shall be automatically renewed on a yearly basis thereafter unless either party gives written notice of non-renewal no later than ninety (90) days prior to the expiration of the original term, or any renewal term of this Agreement. Notice of non-renewal may be given for any reason be either party. DNA may terminate this Agreement at any time upon sixty (60) days written notice to the Broker, for "Just Cause." "Just Cause" is defined as the failure of the Broker to perform any essential condition or obligation of this and any subsequent additional Agreement.

This Agreement shall also be terminated if either party is prevented from substantially performing its obligations hereunder by any laws, governmental regulations, orders, judicial decrees, treaties, embargoes, enacted or promulgated by any governmental agency.

9. Disputes.

 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in arbitration in accordance with the rules of the American Arbitration Association, and judgement upon the reword rendered by the arbitrator or arbitrators may be entered by any court of competent jurisdiction. It is agreed by the parties hereto that any arbitration proceedings will be held in Chicago, Illinois, at the address designated by the arbitrator or arbitrators appointed by the American Arbitration Association.

10. Entire Agreement.

This Agreement embodies all Agreements and understandings of DNA and the Broker with respect to the subject matter hereof, and may not be amended or modified except by an instrument in writing executed by DNA and the Broker.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized representatives effective as of the date set forth above.

Dehler North America, Ltd	Broker: Z Yachts, LLC

By: /s/Jeff Papaneck	By: /s/James Weller

Title: Jeff Papaneck	Title: President

Attest: /s/	Attest: /s/ Gina Weller

rev 8/9/2005